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                                                                   EXHIBIT 23.31

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings "Item 4 - Narrative Description of Business - Qualified Persons" and "Item 4 - Narrative Description of Business - Other Projects - China" in the Company's Annual Information Form for the year ended December 31, 2002, dated May 20, 2003, as incorporated by reference into the Registration Statement.

Sincerely,

_________________________
Name: Douglas Kirwin
Title: Executive Vice President, Exploration

Date: November 17, 2003